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Pricing Supplement Dated October 13, 2000       Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 6, 1999 and            Registration No. 333-83781-01
Prospectus Supplement dated April 20, 2000)


                       SUMMIT PROPERTIES PARTNERSHIP, L.P.
                         Medium-Term Notes - Fixed Rate
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Principal Amount: $17,000,000   Interest Rate: 7.87%           Issue Price: 100%

Agent's Discount Commission: .35%          Original Issue Date: October 20, 2000

Stated Maturity Date: October 20, 2003

Net Proceeds to Issuer: $16,940,500
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Interest Payment Dates: April 20 and October 20

Redemption:

/X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
/ / The Notes may be redeemed prior to the Stated Maturity Date.
    Initial Redemption Date:
    Initial Redemption Percentage:
    Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

/X/ The Notes cannot be repaid prior to the Stated Maturity Date.
/ / The Notes can be repaid prior to the Stated Maturity Date at the option of the Holder of the Notes.
    Optional Repayment Dates:
    Repayment Price:  ____%

Currency:

    Specified Currency: U.S. Dollars
    (If other than U.S. Dollars, see attached)
    Minimum Denominations:
    (Applicable only if Specified Currency is other than U.S. Dollars)

Original Issue Discount ("OID"):     Yes / /    No /X/
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Form: /X/  Book-Entry   / /  Certificated

Agent: / / J.P. Morgan Securities Inc.     / / Merrill Lynch, Pierce, Fenner &
                                                  Smith Incorporated

       /X/ First Union Securities, Inc.    / / Morgan Stanley & Co. Incorporated

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Agent acting in the capacity as indicated below:

       / /    Agent          /X/    Principal

If as Principal:

     / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     /X/ The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of ___% of Principal Amount.

Exchange Rate Agent: N/A

Use of Proceeds/Plan of Distribution: The Partnership intends to use the proceeds from the sale of the notes to reduce the outstanding indebtedness under its $225 million unsecured credit facility. At September 30, 2000, the Partnership had borrowings of approximately $136.5 million outstanding under the credit facility. At September 30, 2000, the weighted average interest rate on the outstanding indebtedness under the credit facility was 7.38%. The credit facility has a three-year term, expiring on September 26, 2003. First Union National Bank, an affiliate of First Union Securities, Inc., is both the administrative agent and a lender under the credit facility and the trustee under the indenture related to the notes. First Union National Bank will receive its proportionate share of the proceeds of the notes used by the Partnership to reduce the outstanding indebtedness under the credit facility.

Other Provisions: None

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